Adicet Bio Highlights Preclinical Data Supporting IND Readiness for ADI-270 in an Oral Presentation at the American Society of Gene and Cell Therapy (ASGCT) 27th Annual Meeting

Preclinical findings showed robust anti-tumor activity of ADI-270 in multiple CD70-positive solid and hematological cancer models

ADI-270 demonstrated enhanced functional potency and resilience in tumor microenvironment

On track to file an investigational new drug (IND) application for ADI-270 in 2Q 2024

Preclinical data will be featured in oral presentation on May 10, 2024

REDWOOD CITY, Calif. & BOSTON – April 22, 2024 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today announced that an abstract featuring new preclinical data highlighting ADI-270, an armored allogeneic “off-the-shelf” gamma delta CAR (chimeric antigen receptor) T cell therapy candidate targeting CD70 positive cancers, has been selected for an oral presentation at the ASGCT 27th Annual Meeting taking place from May 7-11, 2024, in Baltimore, MD. The oral presentation will take place on May 10, 2024 in the Targeted Gene and Cell Therapy session, co-chaired by Adicet Bio’s Chief Scientific Officer, Blake Aftab, Ph.D.

“We look forward to sharing new preclinical data at ASGCT further illustrating ADI-270’s robust anti-tumor activity with a differentiated method for targeting CD70 across multiple solid and hematologic cancers,” said Blake Aftab, Ph.D., Chief Scientific Officer of Adicet Bio. “ADI-270 is a next-generation CAR T cell therapy candidate designed to capitalize on potent tumor infiltration associated with the gamma delta T cell platform. ADI-270 is further enhanced with armoring to address suppressive tumor microenvironments and to address clearance by host T cells. In preclinical studies, ADI-270 demonstrated enhanced functional persistence and potency, including unique contribution of innate anti-tumor immunity, compared to multiple clinically relevant benchmarks in cancers expressing CD70. Supported by these encouraging data, we look forward to advancing ADI-270’s clinical development and remain on track to file an IND in renal cell carcinoma this quarter.”

Findings from this study have further characterized and have provided comparative benchmarking for the mechanisms by which ADI-270 provides enhanced functionality and potency in CD70 positive expressing tumors such as clear cell renal cell carcinoma (ccRCC) and facilitates a robust anti-tumor effect that supports its continued development. The preclinical findings indicate:

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ADI-270 demonstrated potent in vitro cytotoxicity against multiple CD70 positive tumor cell lines expressing varying levels of CD70.

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ADI-270 demonstrated robust cytotoxicity against heterogeneous CD70 negative and CD70 positive tumor cell cultures, highlighting the potential of gamma delta CAR T cells to be effective against tumors with mixed antigen expression.

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ADI-270’s unique use of CD27-based targeting of CD70 demonstrated robust CAR-mediated killing in multiple cancer models including ccRCC, non-small cell lung cancer and T cell lymphoma, and including those models with lower levels of CD70 expression.

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ADI-270 inhibited tumor growth in the context of suppressive tumor microenvironment attributed to inclusion of dominant-negative transforming growth factor beta receptor and demonstrated resilience to clearance by host T cells attributed to the function of CD27-based CAR targeting of CD70 also expressed on host T cells.

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Robust anti-tumor effects in an in vivo model of ccRCC, such as tumor infiltration, proliferation, and effector function, were observed after administration, resulting in eradication of CD70 positive tumor cells.

Details for the oral presentation are as follows:

Title: ADI-270: An Armored Allogeneic Anti-CD70 CAR γδ T cell Therapy Designed for Multiple Solid and Hematological Cancer Indications
Oral Session: Targeted Gene and Cell Therapy Session I

Presenting Author: Shon Green, Ph.D.

Date & Time: May 10, 2024 at 5:00 PM EST

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-270, its unique use of CD27-based targeting of CD70 and the potential potency, safety, durability, tolerability and efficacy of the product candidate; the Company’s expectations regarding regulatory filings and clearances, including the submission of an IND for ADI-270 in renal cell carcinoma in the second quarter of 2024; and the Company’s expectations regarding ADI-270’s potential to be effective in other indications, such as tumors with mixed antigen expression.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission (SEC), as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

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